Filed Pursuant To Rule 433

Registration No. 333-275079

November 14, 2023

Brooke Stoddard at the Benzinga Future of Digital Assets Conference 2023.

Moderator

Grayscale came on the scene in 2013. Obviously it's been a while, but why don't you just introduce yourself and how you came to your job.

Brooke Stoddard

Sure. First of all, Pat, thank you so much for including me on this panel. Thanks to all of you for spending some time with us this afternoon. My name is Brooke Stoddard. I am a VP on the Investor Solutions team at Grayscale, and it goes without saying, this is an incredibly exciting time for all four of the firms represented on this stage. So excited to be here as it feels like crypto Bitcoin spot ETFs are we're just on the edge of getting there. What I would say about Grayscale is Grayscale is a 10 year Old Firm and so the thing that we're the most excited about is that we celebrated our 10th anniversary. Grayscale Bitcoin Trust, our flagship product is a 10 year old product at this point and hopefully soon to be uplisted to NYSE Arca where it would trade as a Bitcoin spot ETF.

In the past ten years, we've really pioneered the idea of helping investors to get exposure to cryptocurrency in the form of a security. We've launched 16 additional digital currency products like Grayscale, Bitcoin Trust. Today Grayscale is the world's largest cryptocurrency asset management firm, and this is just a great time for the panel. Thanks for having me.

Moderator

Agree. Totally. Thank you for your insights. There are three S-1s and there's only one S-3. Maybe you know, you see that in the news? It’s an important part of the process. Can you explain?

Brooke Stoddard

I'm more than happy to, so I'm going to take a sort of big step back and say that the 17 digital currency products that Grayscale has launched over the past decade all go through a four step life cycle with the intention that they will one day become ETF's at the appropriate time. Briefly, what this meant for Grayscale Bitcoin Trust is that the product started as a private placement offering back in 2013, that's step one. The shares of the trust became publicly quoted under ticker symbol GBTC in 2015 - that's step two.

In 2020, Grayscale Bitcoin Trust turned itself into an SEC reporting company. That just means that the trust files 10K's and 10 Q's that have been published on the SEC's website for the past couple of years, obviously creating a new layer of transparency for investors and for our regulator, the SEC.

And now we're working on step four, which is uplisting shares of GBTC to a national exchange. In this case NYSE Arca. We first started working on this process by filing a form 19b-4 back in late 2021. The SEC denied that application and then Grayscale challenged the SEC's denial in court. Late last year, the DC Circuit Court of Appeals ruled unanimously in Grayscale's favor and vacated the SEC's denial of that 19b-4. So here's where we are today. We're in a situation where really two major things happen. The 1st is that Grayscale and the SEC can engage constructively in a dialogue on the next steps that we take to uplist GBTC.

And then the other step which you mentioned is Grayscale Bitcoin Trust filed last month an S-3. Now you'll hear S-3 from Grayscale and S-1 from other issuers. And the reason is S-3 is a shorter version of an S1. We file an S3 because Grayscale Bitcoin trust is considered a well known seasoned issuer. That means it's been an SEC reporting company for over one year up to this point. And so the S-3 references we previously made disclosures that the SEC has seen before and and so in with respect to the GBTC uplisting, you will see us reference in S3 which is the document that we filed here.

Moderator

Of your 17 digital currency products, 16 of them are publicly quoted. And so you guys have you know, forced to head there. I think you mentioned it earlier. But two things I wanted to ask you about. One if you have any insight as to what happens with the rest of these products in time and two, I know that you guys launched the recent partnership with FTSE.

Brooke Stoddard

Sure. Happy to address these. So as I mentioned earlier, these 17 digital currency products all intend to become ETF's again at the appropriate time. I've mentioned that our second largest product Grayscale Ethereum Trust, which trades under ticker symbol ETHE for this product, we filed a Form 19b-4 last month. So working on eventually uplisting those shares to a national exchange where they would trade as an ethereum spot ETF at the appropriate time and we are listening to our investors who are looking for exposure beyond just Bitcoin and Ethereum, and this is where this partnership with FTSE Russell comes in.

We launched a new education campaign recently for our investors called Grayscale Crypto Sectors in which we worked really hard, primarily our research team to sort of break the digital currency landscape into 5 categories. They are currencies, smart contract platforms, financials, consumer and culture and utilities and services. And we think investors deserve this type of framework just as we are used to in the equity space where we have financials, utilities, consumer staples and other categories that are just part of our vernacular now. And so FTSE Russell helped us to sort of bring these sectors to life.

FTSE Russell brings the sort of rigor of traditional finance to this still relatively new asset class which is crypto and has helped to develop indexes to help measure performance of these cryptocurrency oriented sectors over time. So this is something we are deeply excited about. But it's a relatively new initiative for us and so keep tabs on this and we'll be building on this initiative in the year ahead.

Moderator

Grayscale came on the scene in 2013. Obviously it's been a while, but why don't you just introduce yourself and how you came to your job.

Brooke Stoddard

Sure. First of all, Pat, thank you so much for including me on this panel. Thanks to all of you for spending some time with us this afternoon. My name is Brooke Stoddard. I am a VP on the Investor Solutions team at Grayscale, and it goes without saying, this is an incredibly exciting time for all four of the firms represented on this stage. So excited to be here as it feels like crypto Bitcoin spot ETFs are we're just on the edge of getting there. What I would say about Grayscale is Grayscale is a 10 year Old Firm and so the thing that we're the most excited about is that we celebrated our 10th anniversary. Grayscale Bitcoin Trust, our flagship product is a 10 year old product at this point and hopefully soon to be uplisted to NYSE Arca where it would trade as a Bitcoin spot ETF.

In the past ten years, we've really pioneered the idea of helping investors to get exposure to cryptocurrency in the form of a security. We've launched 16 additional digital currency products like Grayscale, Bitcoin Trust. Today Grayscale is the world's largest cryptocurrency asset management firm, and this is just a great time for the panel. Thanks for having me.

Moderator

Agree. Totally. Thank you for your insights. There are three S-1a and there's only one S-3. Maybe you know, you see that in the news? It’s an important part of the process. Can you explain?

Brooke Stoddard

I'm more than happy to, so I'm going to take a sort of big step back and say that the 17 digital currency products that Grayscale has launched over the past decade all go through a four step life cycle with the intention that they will one day become ETF's at the appropriate time. Briefly, what this meant for Grayscale Bitcoin Trust is that the product started as a private placement offering back in 2013, that's step one. The shares of the trust became publicly quoted under ticker symbol GBTC in 2015 - that's step two.

In 2020, Grayscale Bitcoin Trust turned itself into an SEC reporting company. That just means that the trust files 10K's and 10 Q's that have been published on the SEC's website for the past couple of years, obviously creating a new layer of transparency for investors and for our regulator, the SEC.

And now we're working on step four, which is uplisting shares of GBTC to a national exchange. In this case NYSE Arca. We first started working on this process by filing a form 19b-4 back in late 2021. The SEC denied that application and then Grayscale challenged the SEC's denial in court. Late last year, the DC Circuit Court of Appeals ruled unanimously in Grayscale's favor and vacated the SEC's denial of that 19b-4. So here's where we are today. We're in a situation where really two major things happen. The 1st is that Grayscale and the SEC can engage constructively in a dialogue on the next steps that we take to uplist GBTC.

And then the other step which you mentioned is Grayscale Bitcoin Trust filed last month an S-3. Now you'll hear S-3 from Grayscale and S-1 from other issuers. And the reason is S-3 is a shorter version of an S1. We file an S3 because Grayscale Bitcoin trust is considered a well known seasoned issuer. That means it's been an SEC reporting company for over one year up to this point. And so the S-3 references we previously made disclosures that the SEC has seen before and and so in with respect to the GBTC uplisting, you will see us reference in S3 which is the document that we filed here.

Moderator

Of your 17 digital currency products, 16 of them are publicly quoted. And so you guys have you know, forced to head there. I think you mentioned it earlier. But two things I wanted to ask you about. One if you have any insight as to what happens with the rest of these products in time and two, I know that you guys launched the recent partnership with FTSE.

Brooke Stoddard

Sure. Happy to address these. So as I mentioned earlier, these 17 digital currency products all intend to become ETF's again at the appropriate time. I've mentioned that our second largest product Grayscale Ethereum Trust, which trades under ticker symbol ETHE for this product, we filed a Form 19b-4 last month. So working on eventually uplisting those shares to a national exchange where they would trade as an ethereum spot ETF at the appropriate time and we are listening to our investors who are looking for exposure beyond just Bitcoin and Ethereum, and this is where this partnership with FTSE Russell comes in.

We launched a new education campaign recently for our investors called Grayscale Crypto Sectors in which we worked really hard, primarily our research team to sort of break the digital currency landscape into 5 categories. They are currencies, smart contract platforms, financials, consumer and culture and utilities and services. And we think investors deserve this type of framework just as we are used to in the equity space where we have financials, utilities, consumer staples and other categories that are just part of our vernacular now. And so FTSE Russell helped us to sort of bring these sectors to life.

FTSE Russell brings the sort of rigor of traditional finance to this still relatively new asset class which is crypto and has helped to develop indexes to help measure performance of these cryptocurrency oriented sectors over time. So this is something we are deeply excited about. But it's a relatively new initiative for us and so keep tabs on this and we'll be building on this initiative in the year ahead.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.